Exhibit 10.5

AMENDMENT NO. 4 TO

SHARE PURCHASE AGREEMENT

This AMENDMENT NO. 4 TO SHARE PURCHASE AGREEMENT (this “Amendment”), dated December __, 2023, is by and among Unusual Machines, Inc., a Puerto Rico corporation (“Unusual”), Red Cat Holdings, Inc., a Nevada corporation (“Red Cat”), and Jeffrey Thompson, an individual, (the “Principal Stockholder,” and together with Unusual and Red Cat, the “Parties”).

WHEREAS, the Parties entered into a Share Purchase Agreement as of November 21, 2022, as amended March 31, 2023 (“Amendment No. 1”), July 10, 2023 and September 18, 2023 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement to (a) revise the components of the Purchase Price set forth in Section 2.01 of the Agreement to reduce the total cash paid to $1.0 million, eliminate the need to deposit $1.0 million of cash on hand into escrow prior to closing, and include a $2.0 million promissory note as part of the Purchase Price, (b) revise the minimum Offering amount from $10.0 million to $5.0 million, (c) replace Dr. Allan Evans for Brandon Torres Declet in Section 10.01(d) and (d) extend the End Date from October 31, 2023 to May 31, 2024 as provided in Section 11.02(a) of the Agreement, as amended.

NOW, THEREFORE, the Parties, each intending to be legally bound hereby, do mutually covenant and agree as follows, subject to and effective as of the Effective Time (as defined below):

1.	All capitalized terms herein shall have the meaning ascribed to such terms in the Agreement.

2.	Section 2.01 of the Agreement is hereby amended and restated as follows:

“Section 2.01 Purchase and Sale. At the Closing, Red Cat agrees to sell to Unusual 100% of the Target Companies’ Capital Stock owned by Red Cat in exchange for a Purchase Price of $20.0 million (the “Purchase Price”) consisting of (a) $1.0 million in cash plus or minus the amount of any Agreed Working Capital, if any (the “Cash Consideration”) at the Closing (subject to adjustment as provided in Section 2.04(c) for the amount of working capital balance, if any, on the Closing Date) (the “Final Working Capital”), (b) a $2.0 million Unusual Promissory Note (the “Unusual Note”) which shall be in form and substance mutually acceptable to the Parties, and (c) $17.0 million of shares of Unusual’s Common Stock, par value $0.01 (the “Unusual Common Stock”). The number of shares of Unusual Common Stock to be issued to Red Cat shall be based upon the initial public offering price for the Unusual Common Stock. The Cash Consideration and the Unusual Common Stock are collectively referred to herein as the “Consideration”. The allocation of the Purchase Price as between the acquisition of Fat Shark Holdings, Ltd and the acquisition of Rotor Riot (the “Purchase Price Allocation”) shall be mutually agreed upon prior to the Closing (as defined below) in accordance with the following procedures. Within 45 days following the Closing, Red Cat shall provide Unusual with a detailed written statement with its proposed calculation of the Purchase Price Allocation. Unusual shall have 15 days after its receipt of the proposed Purchase Price Allocation to agree or disagree with such calculation. If Unusual disagrees with such calculation and Unusual and Red Cat are unable to finally resolve such dispute within 30 days after Unusual’s receipt of the Purchase Price Calculation, then the dispute shall be resolved by a nationally-recognized accounting firm that is reasonably acceptable to Unusual and Red Cat (the “Independent Accounting Firm”). ”

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3.	Section 10.01(d) is hereby amended and restated as follows:

“(d) Employment and Non-Competition Agreements. Dr. Allan Evans and Unusual shall have entered into an Employment Agreement (with a customary non-compete provision that may not be amended or waived without the reasonable consent of Red Cat) in form and substance reasonably acceptable to Unusual and Dr. Allan Evans or, in lieu of an employment Agreement, an Offer Letter in the form attached hereto as Exhibit A and Unusual and the Target Companies shall have entered into a Non-Competition Agreement with Red Cat referenced in Section 11.15 of this Agreement in form and substance mutually acceptable to the Parties. “

4.	Section 11.02(a) is hereby amended and restated as follows:

“(a) if the Purchase and Sale has not been consummated on or before May 31, 2024 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.02 shall not be available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or that resulted in, the failure of the Purchase and Sale to be consummated on or before the End Date;”

5.      The parties agree that the minimum amount of the Offering in the Agreement, as amended, shall be reduced from $10.0 million to $5.0 million. The parties also agree that the requirement for the Company to deposit $1.0 million of its cash on hand as part of the Purchase Price into escrow upon the effectiveness of the Registration Statement is hereby waived and such cash consideration shall be payable by the Company to Red Cat from the proceeds of the Offering.

6.       As a result of this Amendment, all representations and warranties, closing conditions and other provisions related to Unusual’s execution and delivery of the Unusual Note and the Security Agreement that were deleted by Amendment No. 1 to the Agreement are hereby reinserted into the Agreement.

7.      In the event of any conflict between the Agreement and this Amendment, the terms as contained in this Amendment shall control. In all other respects the Agreement is hereby ratified and confirmed.

8.      This Amendment may be executed in one or more counterparts, each of which shall be deemed to be one and the same agreement. Facsimile and electronic signatures shall be treated in all respects and for all purposes as originals.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

UNUSUAL MACHINES, INC. a Puerto Rico corporation

By:	/s/ Allan Evans
Name:	Allan Evans,
Title:	Chief Executive Officer

RED CAT HOLDINGS, INC. a Nevada corporation

By:	/s/ Joe Freedman
Name:	Joe Freedman
Title:	Lead Director

PRINCIPAL STOCKHOLDER:

/s/ Jeffrey Thompson
Jeffrey Thompson

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